UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The
Securities Exchange Act of 1934

Date of Report – June 17, 2013
(Date of earliest event reported)
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INGERSOLL-RAND PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)

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Ireland	001-34400	98-0626632
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170/175 Lakeview Drive
Airside Business Park
Swords, Co. Dublin
Ireland
(Address of principal executive offices, including zip code)

(353)(0)18707400
(Registrant’s phone number, including area code)

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

As reported under Item 7.01 of the Current Report on Form 8-K filed by Ingersoll-Rand plc (the “Company”) on December 10, 2012, the Company previously announced its plan to spin off its commercial and residential security businesses. This Current Report on Form 8-K furnishes as Exhibit 99.1 certain unaudited pro forma financial information of the Company giving effect to the proposed spin-off and related charges, as well as restructurings with respect to the year ended December 31, 2012 and the three months ended March 31, 2013.

The Company is also furnishing as Exhibit 99.2 hereto other supplementary financial information giving effect to the proposed spin-off.

Item 8.01	Other Events.

(a) Ingersoll Rand Announces Proposed Private Offering of Senior Notes

On June 17, 2013, Ingersoll-Rand plc issued a press release announcing a proposed private offering of senior notes through its wholly-owned subsidiary Ingersoll-Rand Global Holding Company Limited.

A copy of the press release is filed as Exhibit 99.3 hereto and is incorporated herein by reference.

(b) IRS Exam Disclosure

Recently the Internal Revenue Service examination team auditing Ingersoll Rand's 2003-2006 tax years informally advised us of its position with respect to our interest payments on the intercompany debt issued in connection with our reincorporation in Bermuda. We have not yet received the IRS's written position on these issues.

The IRS has informed us that it intends to continue to take the position on this intercompany debt, which was retired at the end of 2011, that it previously took for our 2002 tax year. In that audit the IRS proposed to impose 30% withholding tax on a portion of the interest payments on that intercompany debt as if they were made directly to a company that was not eligible for reduced U.S. withholding tax under a U.S. income tax treaty. See Item 3, “Legal Proceedings” in our Form 10-K filed on February 14, 2013 and Note 17 to the audited financial statements included therein for a discussion of the IRS's position with respect to the 2002 tax year.

The IRS also indicated that it may propose to extend its position further and treat some or all of the interest income from the intercompany debt as “earned” by Ingersoll-Rand Company Limited and, as a result, recharacterize some or all of the distributions made by Ingersoll-Rand Company Limited during the 2003-2006 tax years as taxable dividends instead of as a return of capital. To date, the IRS has not explained how it would apply this position or informed us of the amount of additional taxes that it may propose we owe with respect to the 2003-2006 tax years as a result of this position.

Although we expect it to do so, the IRS has not yet proposed any similar adjustments for years subsequent to 2006, as the federal income tax audits for those years are still in process or have not yet begun. In addition, we do not know how the IRS will apply its position to the different facts presented in those years or whether the IRS will take a similar position in future audits with respect to intercompany debt instruments not outstanding in prior years.

Based on the limited information available to us we believe the IRS will propose that we owe between $400 million and $700 million of additional withholding and income taxes with respect to these issues for 2003-2006, plus penalties. Interest would also be owed on any unpaid amounts.

As stated above, the IRS previously took the position that withholding tax should have been paid on a portion of the interest payments made during 2002 on the debt issued in connection with our reincorporation in Bermuda. As a result the IRS asserted that we owed $84 million in withholding tax plus 30% penalties and interest for 2002. The IRS has also recently indicated that they may propose that we owe 30% withholding tax on the remainder of the interest payments made on this debt in 2002. Should the IRS do so we believe they will assert that we owe an additional $20 million to $30 million in tax for 2002 plus 30% penalties and interest. We have so far been unsuccessful in resolving this dispute and expect to receive a formal Notice of Deficiency for 2002 shortly. When a taxpayer receives a Notice of Deficiency, it has 90 days to pay the tax or file a petition in the United States Tax Court. If this matter cannot be resolved in a satisfactory manner, we intend to pursue the matter in court.

We have vigorously contested all of these proposed adjustments and intend to continue to do so. Although the outcome of these matters cannot be predicted with certainty, based upon an analysis of the merits of our position we believe that we are adequately reserved under the applicable accounting standards for these matters and do not expect that the ultimate resolution will have a material adverse impact on our future results of operations, financial condition, or cash flows. As we move forward to resolve these matters with the IRS, the reserves established may be adjusted. Although we continue to contest the IRS's position, there can be no assurance that we will be successful. If the IRS's position with respect to the 2002-2006 tax years is ultimately sustained it will have a material adverse impact on our future results of operations, financial condition and cash flows.

Item 9.01—Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Unaudited Pro Forma Consolidated Financial Information
99.2	Supplementary Financial Information
99.3	Press release, dated June 17, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND PLC (Registrant)

Date:	June 17, 2013	/S/ STEVEN R. SHAWLEY
Steven R. Shawley, Senior Vice President and Chief Financial Officer